Exhibit 99.3

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Adds Three Additional Document Imaging Customers
Wednesday December 28, 12:25 pm ET

FRISCO, Texas, Dec. 28 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) announced today that the Company has installed three additional iSynergy Document Imaging customers since the new product’s first customer, Crown Exploration. Crown’s document imaging system was installed in August.

The Company is heavily marketing its new iSynergy Document imaging product into its current client base of oil and gas companies. Attendance at product meetings is very high and the demand for a document imaging product is strong. Avatar meetings are drawing 25 to 40 companies. With the initial installation of four new document imaging clients, the company intends to leverage its new reverence base to sell deeper into the oil and gas industry. The Company will also market the product to the healthcare industry in 2006. Avatar Systems is a master reseller of iDatix® Corporation’s state of the art iSynergy® suite of document imaging document management products.

Avatar Systems, Inc. is based in Frisco, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Source: Avatar Systems, Inc.